Exhibit 99.2

Pentair, Inc.

5500 Wayzata Blvd., Suite 800

Golden Valley, MN 55416

763 545 1730 Tel

763 656 5204 Fax

News Release

Pentair Completes $800 Million Refinancing

Golden Valley, Minn. – March 7, 2005 – Pentair (NYSE: PNR) today announced that it completed a new credit facility totaling $800 million effective Friday, March 4. The new financing comprises a revolving credit facility with maturity in five years and includes multi-currency sub-facilities to support investment outside the U.S. The new financing replaces an existing credit facility totaling $500 million.

“This financing arrangement strengthens our financial position by lengthening the maturities of our long-term debt and providing greater flexibility in support of our international growth strategy,” said David D. Harrison, Pentair executive vice president and chief financial officer. “This arrangement also reinforces our investment-grade profile, and we expect it to be adequate to meet Pentair’s financing needs for the foreseeable future.”

About Pentair, Inc.

Pentair (www.pentair.com) is a diversified operating company headquartered in Minnesota. Its Water Group is a global leader in providing innovative products and systems used worldwide in the movement, treatment, storage and enjoyment of water. Pentair’s Enclosures Group is a leader in the global enclosures market, designing and manufacturing standard, modified and custom enclosures that house and protect sensitive electronics and electrical components. With 2004 revenues of $2.28 billion, or $2.76 billion on a pro forma basis, Pentair has approximately 13,000 employees worldwide.

Pentair Contacts:

Rachael Jarosh	Mark Cain
Communications	Investor Relations
Tel.: (763) 656-5280	Tel.: (763) 656-5278
E-mail: rachael.jarosh@pentair.com	E-mail: mark.cain@pentair.com